Exhibit 10.13

AMENDED AND RESTATED

INTELLECTUAL PROPERTY LICENSE AND DEVELOPMENT

SERVICES AGREEMENT

BETWEEN

UPMC

AND

EVOLENT HEALTH, INC.

EFFECTIVE FROM JUNE 27, 2013

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	Affiliate	1
	1.2	Approved Entities	1
	1.3	Analytics Models	1
	1.4	Change of Control	1
	1.5	Confidential Information	2
	1.6	Continuity Clients	2
	1.7	Continuity IP	2
	1.8	Control	2
	1.9	Derivative Works	3
	1.10	Disclosing Party	3
	1.11	Evolent Clients	3
	1.12	Evolent Improvements	3
	1.13	Expanded Entities	3
	1.14	Expanded Field of Use	3
	1.15	Expanded Territory	3
	1.16	Field of Use	3
	1.17	HP License	3
	1.18	Improvements	3
	1.19	Intellectual Property or IP	3
	1.20	Intellectual Property Rights	4
	1.21	Investor Rights Agreement	4
	1.22	Licensed IP	4
	1.23	Loss	4
	1.24	Permitted Users	4
	1.25	Person	5
	1.26	Pre-Existing IP	5
	1.27	RA Data	5
	1.28	Receiving Party	5
	1.29	Restricted Companies	5
	1.30	Restriction Period	5
	1.31	Service Agreements	5
	1.32	SOW or Statement of Work	5
	1.33	Territory	5
	1.34	Territorial Restriction Period	5
	1.35	Trademarks	5
	1.36	UPMC Improvements	6
	1.37	UPMC IP	6
	1.38	UPMC Know-How	6
	1.39	UPMC Territory	6
	1.40	Work Product	6

2.	CONTRIBUTION OBLIGATIONS; ROYALTY-FREE LICENSES; ALLOCATION OF EQUITY		6

i

	2.1	Contribution of Licenses		6
	2.2	Royalty-Free Licenses; Allocation Of Equity		6

3.	LICENSE GRANTS TO CERTAIN INTELLECTUAL PROPERTY OF UPMC			7

	3.1	License to Analytics Models		7
		3.1.1	License Scope during the Restriction Period	7
		3.1.2	License Scope after the Restriction Period	7
		3.1.3	Non-Exclusive License to Provide Access to Permitted Users	7
		3.1.4	Restrictions	8
	3.2	License to UPMC Know-How		8
		3.2.1	License Scope during Restriction Period	8
		3.2.2	License Scope after Restriction Period	8
		3.2.3	Know-How Transfer	9
		3.2.4	Restrictions	9
	3.3	Exceptions		9
		3.3.1	Additional Permitted Non-Exclusive Rights and Obligations	9
		3.3.2	Acquisition of Entity in UPMC Territory	10
	3.4	Obligation and Prohibitions; Affirmative and Restrictive Covenants		10
	3.5	Reservation of Rights		11

4.	RIGHT TO CREATE DERIVATIVE WORKS; PROSECUTION OF INTELLECTUAL PROPERTY RIGHTS			11

	4.1	Right to Modify		11
	4.2	Cooperation Regarding Prosecution of Intellectual Property Rights in Derivative Works and Work Product		11

5.	DEVELOPMENT SERVICES RELATED TO ANALYTICS MODELS			11

	5.1	Enhancements to Analytics Models		11
	5.2	Works for Hire; Assignment of IP		12
	5.3	Pricing Structure		12
	5.4	Project Management		12
	5.5	Designation of Relationship Managers		12

6.	OWNERSHIP OF INTELLECTUAL PROPERTY; CROSS-LICENSES; PROTECTION OF INTELLECTUAL PROPERTY RIGHTS			12

	6.1	Licensed IP		13
	6.2	Derivative Works and Improvements by Evolent		13
	6.3	Cross-Licenses		13
		6.3.1	License-Back to Evolent of UPMC Improvements	13
		6.3.2	UPMC Rights to Evolent Improvements under Continuity Agreements	13
		6.3.3	License-Back to UPMC of Continuity IP	13
	6.4	Prosecution and Maintenance; Enforcement of Intellectual Property Rights		13
		6.4.1	Prosecution and Maintenance of IP	13

		6.4.2	Patent Claims	14
		6.4.3	Enforcement of Intellectual Property Rights against Third Parties	14
	6.5	IP Development and Continuity Agreements		14
		6.5.1	IP Development	14
		6.5.2	Continuity Agreements	14

7.	CONFIDENTIALITY			15

	7.1	Confidential Information		15
	7.2	Non Disclosure		15
	7.3	Residuals		15
	7.4	Injunctive Relief		16

8.	WARRANTIES			16

	8.1	Authority/No Conflict		16
	8.2	Services		16
	8.3	Non-Infringement		16
	8.4	Compliance with Laws/Approvals		16
	8.5	Limitations of Warranty		17

9.	INDEMNIFICATION			17

	9.1	IP Indemnification		17
		9.1.1	UPMC’s IP Indemnification	17
		9.1.2	Evolent’s IP Indemnification	17
		9.1.3	Exclusions from Obligation	18
	9.2	General Indemnification		18
		9.2.1	UPMC’s Indemnification	18
		9.2.2	Evolent’s Indemnification	18
	9.3	Indemnification Procedure		18
		9.3.1	Notice of Claim	18
		9.3.2	Process	19

10.	LIMITS OF LIABILITY			19

11.	TERMINATION			20

	11.1	Termination of SOW for Cause		20
	11.2	Termination for Cause		20
	11.3	Survival		20

12.	ESCALATION; DISPUTE RESOLUTION			20

	12.1	First Level Performance Review		20
	12.2	Executive Level Performance Review		20
	12.3	Arbitration		20

	12.4	Continued Performance	22
	12.5	Equitable Relief	22

13.	MISCELLANEOUS PROVISIONS		22

	13.1	Good Faith and Mutual Agreement	22
	13.2	Independent Contractor	22
	13.3	Assignability	22
	13.4	Governing Law and Jurisdiction	23
	13.5	Force Majeure	23
	13.6	Entire Agreement	23
	13.7	Cumulative Remedies	23
	13.8	No Third Party Beneficiaries	23
	13.9	Headings	23
	13.10	Binding Effect	23
	13.11	Expenses	23
	13.12	Notices	23
	13.13	Press Releases	24
	13.14	Use of Trademarks	24
	13.15	Severability	25
	13.16	Waiver	25
	13.17	Counterparts	25

	SCHEDULE 1	ANALYTIC MODELS
	SCHEDULE 2	RA DATA
	SCHEDULE 3	PRICING STRUCTURE
	SCHEDULE 4	TRADEMARKS

AMENDED AND RESTATED

INTELLECTUAL PROPERTY LICENSE AND DEVELOPMENT SERVICES

AGREEMENT BETWEEN UPMC AND EVOLENT HEALTH, INC.

THIS AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AND DEVELOPMENT SERVICES AGREEMENT (the “Agreement”) is made and entered into effective as of June 27, 2013 (the “Effective Date”), by and between UPMC, a Pennsylvania nonprofit corporation (“UPMC”), and Evolent Health, Inc., a Delaware corporation (“Evolent”) (each a “Party”, collectively, “Parties”).

RECITALS

WHEREAS, UPMC is a party to a certain Master Agreement (the “Master Agreement”) with The Advisory Board Company (“ABCO”) whereby UPMC and ABCO have agreed to contribute to the formation and the proposed operation of Evolent; and

WHEREAS, as of the closing date of the Master Agreement UPMC and ABCO each agreed to enter into certain agreements with Evolent in furtherance of such Master Agreement by providing capital and certain assets and/or benefits and related services to Evolent, including without limitation that certain “Intellectual Property License and Development Services Agreement” (the “Original IP License”) effective as of August 31, 2011; and

WHEREAS, the Parties now intend to terminate the Original IP License effective as of Effective Date set forth above and amend and restate their respective rights and obligations as set forth in the Original IP License in this Agreement;

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

1.1 “Affiliate” means any Person which Controls, is Controlled by, or is in common Control with, another Person.

1.2 “Approved Entity” means (a) health systems, (b) physician groups, (c) physician groups or health systems that own or Control health plans; and/or (d) physician groups or health systems that are owned or Controlled by health insurance companies or health plans; and/or (e) entities that are health insurance companies that are not Restricted Companies, or health plans that are not Restricted Companies. For the avoidance of doubt, “Approved Entities” do not include Restricted Companies.

1.3 “Analytics Models” has the meaning set forth in Section 3.1.1.

1.4 “Change of Control” with respect to any entity means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the subject entity, the entity’s shares representing more than fifty percent (50%) of the outstanding voting power of such entity.

1.5 “Confidential Information” means any and all technical and non-technical information, whether conveyed verbally, in writing, electronically or by any other means, including, but not limited to, trade secrets, source code, technology, know-how and proprietary information, techniques, plans or any other information relating to any research project, analysis, work in process, future development, scientific, engineering, marketing or business plans or financial, contractual or personnel matters relating to either Party or its present or future products, services, sales, suppliers, identity of and information relating to customers and prospective customers, customer or prospect list, prospective employees, investors or affiliates or other proprietary information disclosed or otherwise supplied in confidence by either Party to the other, including information provided pursuant to this Agreement by each Party to the other Party that is marked “confidential” or “proprietary” or that should be reasonably understood by the Receiving Party (based on the nature of the information or the context in which the information is disclosed) should be considered confidential. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either Party in breach of this Agreement; (b) such information was received by the Receiving Party, other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the other Party; (c) such information was in the possession of the Receiving Party at the time of the disclosure or was independently developed by the Receiving Party, as reflected by the Receiving Party’s internal, written and dated documentation; or (d) an applicable regulation, court order or other legal process requires the disclosure of such information, provided that prior to such disclosure the Disclosing Party will give notice to the other Party so that the other Party may take reasonable steps to oppose or limit such disclosure, and that the Disclosing Party does not disclose any more information than necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the Party claiming such exemption with documentation and other credible evidence.

1.6 “Continuity Clients” shall mean Evolent Clients that are party to a Continuity Agreement (defined in Section 6.5.2 below) with UPMC.

1.7 “Continuity IP” means (a) Evolent Improvements; and (b) any other works, processes, analytics, concepts, methodologies, discoveries, or technology provided by Evolent to Continuity Clients and/or used by, or on behalf of, Evolent to provide services to Continuity Clients, in each case to the extent that UPMC is obligated to deliver such Continuity IP or to use such Continuity IP in the provision of services, as applicable, to a Continuity Client under a Continuity Agreement.

1.8 “Control” as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement or otherwise.

1.9 “Derivative Works” has the meaning set forth in Section 4.1.

1.10 “Disclosing Party” means a Party that provides Confidential Information to the other Party or the other Party’s Affiliates.

1.11 “Evolent Clients” mean entities that have signed an implementation or long-term services agreement with Evolent. For avoidance of doubt, during the Restriction Period, Evolent Clients cannot include Restricted Companies and during the Territorial Restriction Period, Evolent Clients cannot include any Person in the UPMC Territory (except as expressly permitted in this Agreement).

1.12 “Evolent Improvements” means any Improvements developed or created solely by Evolent or by any person or entity on behalf of Evolent.

1.13 “Expanded Entities” means Restricted Companies, and other Persons that are not Approved Entities that would be potential customers for the products and services then being offered by Evolent.

1.14 “Expanded Field of Use” means the business of offering, promoting, marketing, developing, improving, distributing, selling, licensing or providing products (including software, including on a hosted basis) or services solely to Approved Entities and Expanded Entities, within the Territory during the Territorial Restriction Period, and, after the expiration of the Territorial Restriction Period, to Approved Entities and Expanded Entities within the Expanded Territory.

1.15 “Expanded Territory” means anywhere in the United States (including the UPMC Territory).

1.16 “Field of Use” means the business of offering, promoting, marketing, developing, improving, distributing, selling, licensing or providing products (including software, including on a hosted basis) or services solely to Approved Entities within the Territory.

1.17 “HP License” shall mean the Amended and Restated HealthPlaNet Technology License Agreement entered into by the Parties contemporaneously with this Agreement.

1.18 “Improvements” means any modifications, enhancements, improvements or derivative works of the Analytics Models, RA Data or UPMC Know-How created hereunder, and/or subsequent modifications, enhancements, improvements or derivative works created hereunder based on the initial modifications, enhancements, improvements or derivative works created hereunder.

1.19 “Intellectual Property” or “IP” means all algorithms, application programming interfaces (APIs), apparatus, concepts, Confidential Information, data, databases and data collections, designs, diagrams, documentation, drawings, flow charts, formulae, ideas and inventions (whether or not patentable or reduced to practice), know-how, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans, combinations thereof, and other source-identifying devices)

, methods, models, network configurations and architectures, procedures, processes, protocols, schematics, software code (in any form including source code and executable or object code), including screen displays, screen shots, layouts, user interfaces and “look and feel”, specifications, subroutines, techniques, tools, uniform resource identifiers including uniform resource locators (URLs), user interfaces, web sites, works of authorship, and other forms of technology.

1.20 “Intellectual Property Rights” means any and all now known or hereafter known or acquired tangible and intangible (a) rights associated with works of authorship throughout the world, including copyrights, moral rights, and mask-works, programs and programming material, including all improvements, enhancements, modifications and derivative works thereof; (b) trademark, service mark, trade dress and trade name rights and similar rights and associated goodwill, (c) trade secret rights, (d) patents, patent applications and disclosures, inventions conceived (whether patentable or unpatentable and whether or not reduced to practice), and related improvements, modifications or changes, (e) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated), whether arising by operation of law, contract, license, or otherwise, (f) all registrations, initial applications, renewals, extensions, continuations, continuations-inpart, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing), and (g) all rights to sue for past, current and future infringements of any of the foregoing.

1.21 “Investors’ Rights Agreement” means that Amended and Restated Investors’ Rights Agreement, of even date herewith, by and among the Company and the stockholders named therein.

1.22 “Licensed IP” shall mean UPMC Improvements provided by UPMC to Evolent as of the Effective Date and UPMC’s Pre-Existing IP including the Analytics Models, RA Data, UPMC Know-How provided by UPMC to Evolent as of the Effective Date. “Licensed IP” does not include UPMC Improvements developed by UPMC after the Effective Date.

1.23 “Loss” individually, and collectively, “Losses” means all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, legal, accounting and similar expenses), litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including, but not limited to, actual, punitive or consequential, foreseen or unforeseen, known or unknown, fixed or contingent, and matured or unmatured), civil and criminal violations of law, settlements and judgments of any kind or nature whatsoever.

1.24 “Permitted Users” means those users who, because of their relationship with Evolent Clients who are Approved Entities and are “accepting risk” (as this term is used in the health care services industry) for the user or the user’s employer or administering the health benefits of the user or the user’s employer, may be permitted by Evolent to view, display, or access the Licensed IP or Evolent Improvements in user interface format only, not object code format, in order to view, display, access, transmit and/or download pertinent portions of data, information and services available through Evolent services enabled by the

Licensed IP or Evolent Improvements hereunder as may be necessary for Evolent’s customers to enjoy the intended benefits of Evolent’s products or services including: (a) employers who are purchasing health insurance or risk-based health products from Evolent’s sublicensees/customers for the employer’s employees; (b) beneficiaries of health plans sponsored by employers or providers who are customers of Evolent or of customers or sublicensees of Evolent; and (c) any other Evolent users who need access to the Licensed IP or Evolent Improvements in order for Evolent and such Evolent Clients to receive the intended benefit of Evolent’s products or services.

1.25 “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

1.26 “Pre-Existing IP” means any and all Intellectual Property that was owned by a Party as of the Effective Date.

1.27 “RA Data” has the meaning set forth in Section 3.1.1.

1.28 “Receiving Party” means a Party that receives Confidential Information from the other Party or the other Party’s Affiliates.

1.29 “Restricted Companies” means those entities listed on Exhibit B1 to the HP License.

1.30 “Restriction Period” shall be the period commencing on the Effective Date and expiring earlier to occur of (a) a Change of Control in Evolent resulting in the Control of Evolent by a “Permitted Acquirer” (as defined in the Investors’ Rights Agreement); and (b) August 31, 2021.

1.31 “Service Agreements” means all service agreements being entered contemporaneously with this Agreement.

1.32 “SOW” or “Statement of Work” means an agreement by and between UPMC and Evolent in a form and format to be mutually agreed upon between the parties that contains the detailed description of services, scope, specifications, pricing, implementation plan, timetables, milestones, and other terms and conditions for each procurement of services, as applicable.

1.33 “Territory” means anywhere in the world, excluding the UPMC Territory.

1.34 “Territorial Restriction Period” shall mean the period commencing on the Effective Date and expiring earlier to occur of (a) a Change of Control of Evolent by a “Permitted Acquirer” (as defined in the Investors’ Rights Agreement); and (b) August 31, 2046.

1.35 “Trademarks” means trade names, trademarks, service marks, logos, domain names and any other source-identifying marks, or combinations thereof (registered and unregistered), including the marks used by UPMC in conjunction with the HealthPlaNet software and the Licensed IP, listed in Schedule 4.

1.36 “UPMC Improvements” shall mean any Improvements which are developed or created solely by UPMC or by any person or entity other than Evolent on behalf of UPMC.

1.37 “UPMC IP” shall mean all UPMC Improvements and UPMC Pre-Existing IP including the Analytics Models, RA Data, UPMC Know-How licensed to Evolent under this Agreement.

1.38 “UPMC Know-How” has the meaning set forth in Section 3.2.1.

1.39 “UPMC Territory” shall mean the geographic areas within (a) the Commonwealth of Pennsylvania; (b) a 20 mile radius of the city limits of Buffalo, New York; (c) a 20 mile radius of the city limits of Cleveland, Ohio; and (d) the entities listed on Exhibit B2 of the HP License located in the following counties in Eastern Ohio: Ashtabula, Athens, Belmont, Carroll, Columbiana, Coshocton, Cuyahoga, Gallia, Geauga, Guernsey, Harrison, Holmes, Jefferson, Lake, Lawrence, Lorain, Mahoning, Medina, Meigs, Monroe, Morgan, Muskingum, Noble, Perry, Portage, Stark, Summit, Trumbull, Tuscarawas, Washington, and Wayne.

1.40 “Work Product” means, collectively, any and all completed and in-progress works, inventions, technology, know-how, and intellectual property that are made, conceived, reduced to practice, fixed in a tangible medium of expression, or developed by UPMC or its subcontractors, either alone or jointly with others, in connection with the performance of the Services under this Agreement, all tangible embodiments thereof, and associated documentation, and all modifications, enhancements, improvements and derivative works thereof.

2. CONTRIBUTION OBLIGATIONS; ROYALTY-FREE LICENSES; ALLOCATION OF EQUITY.

2.1 Contribution of Licenses: The licenses granted and services provided under this Agreement are made pursuant to the contribution obligations as set forth in Section 1.2(b) of the Master Agreement. Evolent acknowledges and agrees that the Licensed IP under this Agreement is as set forth in Section 1.22 above and in Schedules 1 and 2 attached herein, and that, together with “Licensed IP” as such term is defined in the HP License, constitutes the entirety of software, models, analytics and other UPMC IP which is, and will be, licensed to Evolent pursuant to UPMC’s contribution obligations under the Master Agreement. Evolent acknowledges that as of the Effective Date hereof, except as otherwise indicated in Schedules 1 and 2 attached herein, UPMC has completed delivery of all “Licensed IP” hereunder and under the HP License, and has satisfied in full UPMC’s IP contribution obligations under the Master Agreement.

2.2 Royalty-Free Licenses; Allocation Of Equity: The licenses to Licensed IP granted by UPMC to Evolent under this Agreement are paid-up and royalty-free in consideration for the equity allocation to UPMC as provided in the Series A Preferred Stock Purchase Agreement, dated August 31, 2011, by and among UPMC, ABCO and Evolent.

3. LICENSE GRANTS TO CERTAIN INTELLECTUAL PROPERTY OF UPMC.

3.1 License to Analytics Models:

3.1.1 License Scope during the Restriction Period. Except as otherwise provided in Section 3.3, UPMC hereby grants to Evolent during the Restriction Period solely within the Field of Use, a paid-up, royalty-free, non-exclusive, perpetual, irrevocable, non-assignable and non-transferable (except as provided in Section 13.3) right and license to: (a) use and access the analytics models as described in Schedule 1 attached hereto (“Analytic Models”) and risk assessment consulting materials, clinic content, data and other information, as described in Schedule 2 attached hereto (“RA Data”) provided by UPMC to Evolent as of the Effective Date; (b) provide services to Evolent Clients or offer to provide services to prospective customers of Evolent; (c) modify and create derivative works as provided in Section 4.1; and (d) to the extent necessary to enable Evolent to provide services to Evolent Clients, to reproduce, provide access to and/or display such Licensed IP.

3.1.2 License Scope after the Restriction Period. Except as otherwise provided in Section 3.3, UPMC hereby grants to Evolent after the expiration of the Restriction Period solely within the Expanded Field of Use, a paid-up, royalty-free, nonexclusive, perpetual, irrevocable, non-assignable and non-transferrable (except as provided in Section 13.3) right and license to: (a) use and access the Analytic Models and RA Data provided by UPMC to Evolent as of the Effective Date of this Agreement to provide services to Evolent Clients or offer to provide services to prospective customers of Evolent; (b) to modify and create derivative works as provided in Section 4.1; and (c) to the extent necessary to enable Evolent to provide services to Evolent Clients, to reproduce, provide access to and/or display such Licensed IP.

3.1.3 Non-Exclusive License to Provide Access to Permitted Users. UPMC hereby grants to Evolent a paid-up, royalty-free, non-exclusive, perpetual, irrevocable, non-assignable and non-transferable (except as provided in Section 13.3) right and license to provide access in downloadable user interface format only (but not authorizing or permitting possession of, or authorizing or permitting any degree of control over anything other than end-use of the user interface) to the Licensed IP to Permitted Users solely for Permitted User’s personal (for Permitted Users who are individuals) or internal (for Permitted Users who are entities) use, as applicable. For the avoidance of doubt, (a) Evolent’s right to provide access to Permitted Users is not intended in any way to expand the Field of Use; (b) the license granted under this Section 3.1.3 does not permit or authorize Evolent to provide to Permitted Users direct access to, or possession of, Licensed IP, (c) during the Restriction Period, Permitted Users may not be Restricted Companies; and (d) during the Territorial Restriction Period, Evolent may not permit use of the Licensed IP, UPMC Improvements or Evolent Improvements within the UPMC Territory.

3.1.4 Restrictions. In no event shall Evolent disclose, sublicense, distribute or otherwise transfer the Analytic Models, RA Data or UPMC Improvements to either the Analytic Models or RA Data to any third party except (a) for disclosures of a general level as reasonably required to enable Evolent to effectively promote and provide the services to Evolent Clients (e.g., the customer may need to understand the basis for benefit design recommendations); or (b) as part of the sale of substantially all of the assets or stock or in connection with a merger or Change of Control of Evolent, provided that in each case, Evolent requires such third parties to agree in writing to maintain the confidentiality of the Analytic Models, RA Data, and UPMC Improvements. For the avoidance of doubt, the restrictions herein do not apply to any Work Product or Derivative Works other than those within the scope of UPMC Improvements so long as disclosure, sublicense, distribution or other transfer of such materials does not disclose or provide access to (except as permitted by Sections 3.1.3 and 3.3.1) any UPMC IP hereunder. For the sake of clarity, except as permitted by Sections 3.1.3 and 3.3.1, Evolent shall have no right to sublicense, transfer, assign, disclose or otherwise provide or facilitate access to (or review or assessment of) the Analytics Models, RA Data or Evolent Improvements to the Analytics Models or RA Data to any third party, including Evolent’s Affiliates or investors, for any reason without UPMC’s express, prior written consent, which consent may be granted or withheld at UPMC’s sole discretion; provided, that Evolent may disclose or provide access to the HealthPlaNet Software to (i) subsidiaries in which Evolent has at least an 80% ownership interest for purposes of the provision of services by any such subsidiary to Evolent Clients; provided that no Restricted Company has an ownership or other beneficial interest in such subsidiary, and (ii) to actual or prospective investors in Evolent, solely, in the case of this clause (ii), for purposes of due diligence review in connection with financing approved by the Board and subject to a written obligation of confidentiality with respect thereto.

3.2 License to UPMC Know-How:

3.2.1 License Scope during Restriction Period. Except as otherwise provided in Section 3.3, UPMC hereby grants to Evolent during the Restriction Period solely within the Field of Use, a paid-up, royalty-free, non-exclusive, perpetual, irrevocable, non-assignable and non-transferable (except as provided in Section 13.3) license to use, access and modify (as provided in Section 4.1) certain know-how, experience, trade secrets and other information (“UPMC Know-How”) provided by UPMC to Evolent as of the Effective Date. “UPMC Know-How” shall include (a) any content, analytics, data, algorithms, rules engines, methodologies, techniques or proprietary information and trade secrets not covered in the HP License that is related to the materials described in Schedule 2 attached hereto and that has been disclosed by UPMC, at its reasonable discretion, to Evolent as of the Effective Date; and (b) any other IP that is disclosed by UPMC, at its reasonable discretion, to Evolent as of the Effective Date that is not otherwise specifically described in Section 3.1 or in this Section 3.2 or in the HP License. Except as expressly set forth in Section 3.2.1(b), “UPMC Know-How” shall not include any software, software licenses, patents or trademarks.

3.2.2 License Scope after Restriction Period. Except as otherwise provided in Section 3.3, UPMC hereby grants to Evolent after the expiration of the Restriction Period solely within the Expanded Field of Use, a paid-up, royalty-free, nonexclusive, perpetual, irrevocable, non-assignable and non-transferable (except as provided in

Section 13.3) license to use, access and modify (as provided in Section 4.1) the UPMC Know-How provided by UPMC to Evolent as of the Effective Date.

3.2.3 Know-How Transfer It is expressly agreed that, except as otherwise indicated in Schedules 1 and 2 herein, as of the Effective Date, UPMC has met any and all obligations to Evolent with respect to the transfer of Analytic Models, RA Data and UPMC “Know-How Transfer” required pursuant to the Original IP License.

3.2.4 Restrictions. In no event shall Evolent disclose, sublicense or otherwise transfer the UPMC Know-How to any third party except (a) to Evolent Clients or prospective customers of Evolent within the Field of Use during the Restriction Period or within the Expanded Field of Use after the expiration of the Restriction Period, as applicable, as reasonably required to perform or propose services for Evolent Clients or prospective customers within the Field of Use during the Restriction Period or within the Expanded Field of Use after the expiration of the Restriction Period, as applicable (e.g. customer or prospective customer may need to understand the basis for benefit design recommendations); (b) to third party vendors, contractors or consultants as reasonably required for such third party vendors, contractors or consultants to provide services to Evolent; or (c) to prospective buyers, or their attorneys, consultants and underwriters in connection with the sale or prospective sale of substantially all of the assets or stock or other Change of Control of Evolent, provided that in each case, Evolent requires such third parties to agree (i) that such third party shall not, and has no rights to, sublicense, distribute, or transfer such UPMC Know-How to any other Person; and (ii) in writing to maintain the confidentiality of the UPMC Know-How. For the sake of clarity, Evolent shall have no right to sublicense, transfer, assign, disclose or otherwise provide or facilitate access (or review or provide an assessment of) the Analytics Models, RA Data, UPMC Know-How or Evolent Improvements to any third party, including Evolent’s Affiliates or investors, for any reason without UPMC’s express, prior written consent, which consent may be granted or withheld at UPMC’s sole discretion; provided, that Evolent may disclose or provide access to the HealthPlaNet Software to (i) subsidiaries in which Evolent has at least an 80% ownership interest for purposes of the provision of services by any such subsidiary to Evolent Clients; provided that no Restricted Company has an ownership or other beneficial interest in such subsidiary, and (ii) to actual or prospective investors in Evolent, solely, in the case of this clause (ii), for purposes of due diligence review in connection with financing approved by the Board and subject to a written obligation of confidentiality with respect thereto.

3.3 Exceptions:

3.3.1 Additional Permitted Non-Exclusive Rights and Obligations. Evolent is permitted, on a non-exclusive basis:

(a) to offer, promote, sell and provide products, solutions and services enabled by Evolent’s internal use of Licensed IP and/or Evolent Improvements, but expressly excluding any direct disclosure, access (other than as permitted by Section 3.1.3), use, possession, or control of Licensed IP, and/or Evolent Improvements to (i) employers including non-provider employers, provided that such employers are not within the UPMC Territory during the Territorial Restriction Period, and are not in the Restricted Companies list during the

Restriction Period; or (ii) during the Restriction Period, to an entity in the Restricted Companies list with UPMC’s prior written consent, at UPMC’s sole discretion;

(b) subject to the restrictions and conditions of Sections 3.1 and 3.2, to sublicense its rights to third party vendors, contractors or consultants as reasonably required, and solely for the purpose, for such third party vendors, contractors or consultants to provide development, maintenance, support and/or hosting services to Evolent provided that in each case, Evolent requires such third party vendor, contractor or consultant to agree in writing (i) that such third party service provider shall not, and has no rights to, sublicense, distribute, or transfer such Licensed IP or Evolent Improvements, as applicable, to any other Person; and (ii) to maintain the confidentiality of the Licensed IP and Evolent Improvements, as applicable, and abide by the terms and restrictions of the license granted under this Agreement;

(c) subject to the restrictions and conditions of Sections 3.1 and 3.2, to demonstrate, provide access to, or otherwise disclose Licensed IP or Evolent Improvements to prospective buyers, their attorneys, consultants and underwriters solely for purposes of due diligence review by such parties in connection with the sale or prospective sale of substantially all of the assets or stock or other change of control of Evolent, provided that in each case, Evolent requires such Person to agree in writing to maintain the confidentiality of the Licensed IP and Evolent Improvements, as applicable, and abide by the terms and restrictions of the license granted under this Agreement; and

(d) to exchange data and/or clinical information with health insurance companies and/or health plans (including Restricted Companies), outside of the UPMC Territory, solely when such exchange is necessitated by, and incidental to, a “downloaded risk” use case (as that term is commonly used in the health care services industry) where Evolent’s primary relationship is with an Evolent Client, which Evolent Client is an Approved Entity that has a payor/provider relationship with the health insurance company or health plan in question. For the avoidance of doubt, this limited exception is not intended to negate the other restrictions placed on Evolent’s interactions with Restricted Companies under this Agreement.

3.3.2 Acquisition of Entity in UPMC Territory. In the event that Evolent acquires an entity by merger or acquires substantially all of the assets of such entity that was conducting a business substantially similar to UPMC’s business or a business that is reasonably determined by the Parties to be competitive with UPMC’s business, in the UPMC Territory prior to such acquisition (the “Preexisting Business”), notwithstanding anything to the contrary, such acquired entity would be permitted to continue to operate the Preexisting Business in the UPMC Territory, including by providing the products and services that it had been providing prior to the acquisition and to otherwise meet its obligations to its then-existing customers, provided that such acquired entity cannot continue to solicit new customers or expand its business in the UPMC Territory, or sublicense, provide access to, or use Licensed IP or Evolent Improvements to provide services to its customers within the UPMC Territory.

3.4 Obligation and Prohibitions; Affirmative and Restrictive Covenants: For the avoidance of doubt, Evolent’s right to use the Evolent Improvements shall be subject to the same restrictions with respect to Field of Use during the Restriction Period, and Expanded Field of Use after the expiration of the Restriction Period, to the same extent as applicable to the HealthPlaNet Technology and UPMC Improvements as set forth in Sections 3.1.1, 3.1.2, and 3.3 in the HP License, notwithstanding Evolent’s ownership of the Evolent Improvements. Evolent acknowledges that the foregoing restriction on Evolent with regard to the Evolent Improvements is a fundamental condition of UPMC’s agreement to enter into this Agreement in that UPMC would not grant the licenses in the Licensed IP as set forth herein unless Evolent agrees to the restriction as set forth in this Section 3.4.

3.5 Reservation of Rights: Except as otherwise expressly provided herein, no other licenses express or implied are granted and UPMC retains all rights to UPMC IP and its other intellectual property. Any rights that are not expressly granted under this Agreement shall not be implied and are expressly retained by, and reserved to, UPMC.

4. RIGHT TO CREATE DERIVATIVE WORKS; PROSECUTION OF INTELLECTUAL PROPERTY RIGHTS.

4.1 Right to Modify: Evolent is hereby permitted and licensed to modify, enhance, improve, and create enhancements, updates, upgrades, improvements and derivative works of, the Licensed IP (collectively, “Derivative Works”). Such Derivative Works shall be part of Evolent Improvements, and all associated Intellectual Property Rights in such Derivative Works shall be owned exclusively by Evolent, subject to a license from Evolent to UPMC of Evolent Improvements provided by Evolent to UPMC as provided in Section 6.3.3.

4.2 Cooperation Regarding Prosecution of Intellectual Property Rights in Derivative Works and Work Product: UPMC agrees to execute all documents and to perform (and to cause its employees to execute all documents and to perform, and use commercially reasonable efforts to cause its subcontractors and the employees of its subcontractors to execute all documents and to perform) during and after the term of this Agreement, any and all acts reasonably necessary or desirable by Evolent to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Intellectual Property Rights in the Work Product owned by Evolent pursuant to Section 5.2 below and the Derivative Works, and/or UPMC’s assignments herein, worldwide, under applicable laws.

5. DEVELOPMENT SERVICES RELATED TO ANALYTICS MODELS.

5.1 Enhancements to Analytics Models: UPMC agrees to provide directly or through an Affiliate to Evolent from time to time as requested by Evolent development and consulting services as shall be more fully described in a mutually agreed written Statement of Work for such particular service and/or Evolent customer, if applicable, on a project by project basis (collectively, “Services”) under which UPMC or its designated Affiliate will modify, enhance, or improve the Analytics Models or create new analytics models for the use of Evolent and/or its customers, and will otherwise create Work Product. Notwithstanding anything to the contrary set forth herein, UPMC shall have sole discretion over whether or not it shall enter into any Statement of Work hereunder. Notwithstanding the designation by UMPC of an Affiliate to provide the Services, UPMC shall remain primarily responsible and liable for such Services.

5.2 Works for Hire; Assignment of IP: The Parties agree that, except as may otherwise expressly be provided in a Statement of Work to the contrary, Work Product created solely by UPMC shall be solely owned by UPMC as UPMC Improvements, subject to the licenses granted to Evolent in this Agreement. Where the Parties expressly designate Work Product as “works made for hire” in a Statement of Work, all copyrightable elements in such designated Work Product developed or created in connection with Services under such Statement of Work shall be deemed “works made for hire” for which Evolent is the “author” (as such terms are used in the United States Copyright Act of 1976, as amended). With respect to such designated Work Product, UPMC also hereby irrevocably and unconditionally assigns to Evolent (and shall cause its employees, agents and contractors to irrevocably and unconditionally assign to Evolent) all right, title, and interest worldwide in and to the work-for-hire designated Work Product and all Intellectual Property Rights thereto without further consideration, free from any claim, lien for balance due or rights or retention thereto on the part of Evolent.

5.3 Pricing Structure: The pricing methodology for Services (i.e., pricing models, structure and method for calculation of “cost plus a margin not to exceed market” pricing) is as generally described in Schedule 3. The price for the particular Service based on this methodology shall be set forth in the applicable SOW.

5.4 Project Management: The Parties will mutually agree in good faith and include in the particular SOW a project plan, scope of work, description of deliverables, milestones and project timetables, if applicable for the particular development project.

5.5 Designation of Relationship Managers: In order to support the effective use of the licenses granted under this Agreement and the provision by UPMC of the associated development services, each Party agrees to designate an individual who will serve as the primary liaison and “go to” contact and relationship manager for such Party (“Relationship Manager”). Each Party’s Relationship Manager’s role and responsibilities would include: (a) facilitating day-to-day communications between the Parties regarding customer-facing activities, such as, marketing, promotional and sales activities; preparing and submitting bids, proposals, responses to Requests for Proposals, fee estimates, Statements of Work and project plans; (b) receiving and submitting requests between the Parties for information and/or assistance; (c) overseeing the efficient knowledge transfer and flow of information between the Parties, including the exchange of Confidential Information; (d) facilitating communications between the appropriate individuals within Evolent and UPMC, with respect to product and service offering development; and (e) providing the first level of performance review or escalation in the event of a Dispute as provided in Section 12. The Relationship Managers will meet regularly, but no less frequently than monthly, as reasonably necessary, to maintain a good working relationship between the Parties. Each Party may change its Relationship Manager by giving the other Party reasonable notice as long as the change is implemented in a manner that does not cause any significant disruption to each Party’s business operations and business relationship.

6. OWNERSHIP OF INTELLECTUAL PROPERTY; CROSS-LICENSES; PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

6.1 Licensed IP: UPMC shall retain exclusive ownership of all Licensed IP. Evolent shall retain ownership of all of Evolent’s Pre-Existing IP, if any, that is licensed or used in performing its obligations under this Agreement, and all of the Evolent Improvements.

6.2 Derivative Works and Improvements by Evolent: Except as set forth in Section 6.3 below, all Evolent Improvements, the Derivative Works owned by Evolent pursuant to Section 4.1, above and work-made-for-hire designated Work Product (as set forth in Section 5.2 above, if any) and all Intellectual Property Rights thereto shall be exclusively owned by Evolent. Other than work-made-for-hire designated Work Product as set forth in Section 5.2 above (if any), Improvements hereunder do not include UPMC Improvements.

6.3 Cross-Licenses:

6.3.1 License-Back to Evolent of UPMC Improvements: Any license-back to Evolent of UPMC Improvements made after the Effective Date will be set forth in a separate agreement(s).

6.3.2 UPMC Rights to Evolent Improvements under Continuity Agreements. At any time that UPMC must provide services to a Continuity Client pursuant to a Continuity Agreement in accordance with Section 6.5.2 (and regardless of whether a Change of Control in Evolent has occurred) and subject to the license terms and conditions set forth in Section 6.3.3 below, Evolent shall deliver promptly to UPMC the Continuity IP.

6.3.3 License-Back to UPMC of Continuity IP: Evolent hereby grants to UPMC a perpetual, non-exclusive, worldwide, fully-paid, royalty-free license to access, use, reproduce, modify, practice, enhance, and create derivative works of the Continuity IP solely to the extent that such Continuity IP is used by UPMC in providing services to Continuity Clients in accordance with Section 6.5.2, unless Evolent otherwise agrees in writing in its sole discretion. Evolent hereby represents and warrants to UPMC that Evolent has such rights and interests in any Continuity IP delivered to UPMC hereunder, which are necessary to carry out Evolent’s obligations hereunder and to grant to UPMC the rights contemplated in this Section 6.3.

6.4 Prosecution and Maintenance; Enforcement of Intellectual Property Rights:

6.4.1 Prosecution and Maintenance of IP. Evolent shall have the sole right, but not the obligation, to file, prosecute and maintain, in the United States and in any foreign countries, if applicable, patents and patent applications, trademark and copyright registrations and applications, relating to any of the Improvements or New IP. As between Evolent and UPMC, all issued patents, trademark and copyright applications and registrations thereof, shall be in the name of Evolent and owned exclusively by Evolent. Likewise, UPMC shall have the sole right, but not the obligation, to file, prosecute and maintain, in the United States and in any foreign countries, if applicable, patents and patent applications (provided that any such patent applications shall not disclose any Confidential Information or other proprietary information or trade secrets of Evolent), trademark and copyright registrations and applications, relating to any of the UPMC Improvements. As between Evolent and UPMC, all issued patents, trademark and copyright applications and registrations thereof, shall be in the name of UPMC and owned exclusively by UPMC.

6.4.2 Patent Claims. Each Party (as a “Releasing Party”), on behalf of itself and its officers, directors, employees, agents, successors and assigns, hereby promise not to sue or proceed in any manner, in agency or other proceedings, whether at law, in equity, by way of administrative hearing, or otherwise, to solicit others to institute any such actions or proceedings, or consent to be a complainant in any criminal action or proceeding, against the other Party, its Affiliates, and their respective licensees, subscribers, other customers, contractors and consultants (each a “Released Party”), alleging, asserting or otherwise claiming that a Released Party is infringing a patent held by the Releasing Party relating to any Evolent Improvement (in the case of Evolent as the Releasing Party) or UPMC Improvement (in the case of UPMC as the Releasing Party).

6.4.3 Enforcement of Intellectual Property Rights against Third Parties. The Parties shall inform each other of any known or discovered infringement or misappropriation on the part of any unlicensed third party of the Licensed IP, UPMC Improvements, Evolent Improvements, or other IP developed by or for Evolent or UPMC pursuant to this Agreement. UPMC will undertake all reasonable and appropriate action to stop the infringement or misappropriation of the Licensed IP under this Agreement. In the event that UPMC is unable or unwilling to cause such infringement or misappropriation to stop and decides not to pursue an action against the third party for such infringement or misappropriation, UPMC agrees that it will authorize Evolent to bring action on its behalf, and the Parties shall mutually agree on sharing the cost of such action.

6.5 IP Development and Continuity Agreements.

6.5.1 IP Development. Each Party acknowledges and agrees that each of the parties will be developing and/or acquires technology for its own products, services and business, and that existing, planned and/or future technology independently developed or acquired by one of the Parties may contain, embody and/or implement ideas and concepts similar or identical to those contained in the other Party’s Intellectual Property. Each Party (as a “Releasing Party”), on behalf of itself and its officers, directors, employees, agents, successors and assigns, hereby agrees that entering into this Agreement will not preclude the other party from developing or acquiring Intellectual Property similar to the Releasing Party’s Intellectual Property, without obligation to such other Party, provided that the developing or acquiring Party does not use the Releasing Party’s Confidential Information or other Intellectual Property to develop such technology.

6.5.2 Continuity Agreements. Additionally, the Parties acknowledge that Evolent, at its own discretion, may elect from time to time to request that UPMC enter into performance guarantees or similar agreements with Evolent Clients pursuant to which UPMC would agree, in the event Evolent breaches its obligations to the Evolent Client or upon the occurrence of other mutually agreed upon circumstances, to perform certain agreed upon services for the Evolent Client that would otherwise be performed by, or through, Evolent (each a “Continuity Agreement”). Evolent, on behalf of itself and its officers, directors, employees, agents, successors and assigns (the “Evolent Parties”), hereby agrees that UPMC and its

Affiliates shall not be liable or responsible to the Evolent Parties for any claims, demands, actions, costs, expenses, liabilities, judgments, causes of action, proceedings, suits, losses and damages of any nature, in law, equity or otherwise (“Claims”), arising out of, or related to, claims or allegations that UPMC Improvements or other UPMC IP breach or infringe upon Evolent’s Intellectual Property Rights to the extent such claims or allegations arise out of, or are related to, UPMC’s access to Evolent Intellectual Property as a result of UPMC’s performance under a Continuity Agreement, including without limitation Claims arising out of, or related to, infringement, breach of license, contract, confidentiality, misappropriation or any other claim or theory, and hereby irrevocably and forever waives, release, acquit and discharge all such Claims against UPMC, its Affiliates, and their respective licensees, subscribers, other customers, contractors and consultants.

7. CONFIDENTIALITY.

7.1 Confidential Information: UPMC acknowledges that, in connection with providing the Services, Licensed IP or receiving licenses back under this Agreement, it may gain access to the Confidential Information of Evolent and its customers and Affiliates. Evolent acknowledges that, in connection with receiving the Services, access to the Licensed IP and in providing licenses back to UPMC, it may gain access to the Confidential Information of UPMC and its customers and Affiliates.

7.2 Non Disclosure: The Receiving Party may disclose the Disclosing Party’s Confidential Information strictly on a need-to-know basis to only those personnel, including employees of the Receiving Party’s contractors, who require access to the Disclosing Party’s Confidential Information in order to perform or derive benefit from the Services or otherwise meet its obligations under this Agreement. The Receiving Party agrees: (a) to hold the Disclosing Party’s Confidential Information in strict confidence, using the same degree (but no less than a reasonable degree) of care and protection that it exercises with its own Confidential Information of a similar nature; (b) not to directly or indirectly disclose or otherwise make available any Confidential Information of the Disclosing Party to a third party; and (c) not to copy or use Disclosing Party’s Confidential Information for any purpose other than as necessary to fulfill Receiving Party’s obligations or exercise its rights under this Agreement. Each Receiving Party is responsible for ensuring that its employees, agents and contractors strictly abide by the requirements of confidentiality and restrictions on use as provided in this Section 7.2 and shall be liable to the Disclosing Party for any acts or omissions of its employees, agents and independent contractors relating to the Disclosing Party’s Confidential Information. The Receiving Party is allowed to disclose Confidential Information of the Disclosing Party to the extent required by law or by the order or a court of similar judicial or administrative body with jurisdiction, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure. The provisions of this Section 7 shall survive beyond the expiration or termination of this Agreement.

7.3 Residuals: Notwithstanding anything in this Section 7 to the contrary, subject to any applicable statutory intellectual property rights applicable to patents,

trademarks or copyrights, either Party may use “Residuals” for any purpose, including without limitation, for use in development, manufacture, promotion, sale and maintenance of its products and services; provided, however, that this right to Residuals does not represent a license under any patents, copyrights or trademarks of the Disclosing Party. The term “Residuals” means any information that is retained in the unaided memories of the Receiving Party’s employees who have had access to the Disclosing Party’s Confidential Information pursuant to the terms of this Agreement.

7.4 Injunctive Relief: The Parties acknowledge and agree that monetary damages may be inadequate to compensate for a breach of the provisions contained in this Section 7 or other confidentiality provisions of this Agreement. In the event of such breach, the injured Party shall be entitled to seek injunctive relief (without the need to post bond) and any and all other remedies available at law or in equity. This Section 7.4 in no way limits the liability or damages that may be assessed against a Party in the event of a breach by the other Party of any of the provisions of this Section 7.

8. WARRANTIES.

8.1 Authority/No Conflict: UPMC represents and warrants that (a) it has the power and authority to enter into and perform its obligations under this Agreement without conflict with, default under, or violation of any law, regulation, or agreement binding upon it, and (b) this Agreement has been duly authorized by all necessary organizational action, and duly and validly executed and delivered by it, and constitutes its legally valid and binding obligation, enforceable in accordance with its terms.

8.2 Services: UPMC represents, warrants, and covenants that all of the Services will be performed in a professional and workmanlike manner and in accordance with the then-current standards of top-tier providers in the industry most applicable to the particular Services. UPMC further warrants and represents that the Work Product will be developed in accordance with the specifications as set forth in the applicable SOW and Section 5 of this Agreement.

8.3 Non-Infringement: UPMC represents, warrants, and covenants that the Analytics Models, and the RA Data, the Know-How, the Pre-Existing IP, and all Work Product (except as otherwise expressly provided in a Statement of Work with respect to a particular Work Product) provided by UPMC pursuant to this Agreement are original works and developed by UPMC employees or its contractors and do not and will not infringe or constitute a misappropriation of any patent, copyright, trade secret or trademark of any third party.

8.4 Compliance with Laws/Approvals: Each of UPMC and Evolent shall comply in all material respects with all laws and regulations applicable to UPMC or Evolent as applicable, in performing their respective obligations under this Agreement. To the extent applicable, UPMC shall be responsible for obtaining all necessary permits, licenses, and consents, including governmental approvals, required of UPMC and its contractors in connection with the performance of its obligations under the Agreement and Evolent shall be responsible for obtaining all necessary permits, licenses, and consents, including governmental approvals, required of Evolent and its contractors in connection with the performance of its obligations under this Agreement.

8.5 Limitations of Warranty: EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL ANALYTICS MODELS, RA DATA, UPMC KNOW-HOW, PREEXISTING IP, TRADEMARKS, WORK PRODUCT, SOFTWARE, OTHER INTELLECTUAL PROPERTY AND SERVICES PROVIDED BY UPMC HEREUNDER ARE OFFERED ON AN “AS-IS” BASIS AND UPMC MAKES NO OTHER WARRANTY OR REPRESENTATION, ORAL, WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO SUCH SERVICES, INCLUDING WITHOUT LIMITATION, THEIR QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, UNINTERRUPTED OR ERROR-FREE OPERATION OR OTHERWISE HEREUNDER. The disclaimer of warranties and limitations set forth in this Agreement constitute an essential part of this Agreement.

9. INDEMNIFICATION.

9.1 IP Indemnification:

9.1.1 UPMC’s IP Indemnification. UPMC shall defend, indemnify and hold harmless Evolent and its Affiliates (other than UPMC), customers, and their respective officers, directors, and employees from and against any Losses resulting from a claim that the Work Product, Services, Analytics Models, RA Data or UPMC Improvements licensed from UPMC under this Agreement infringes or misappropriates a third party’s intellectual property rights. UPMC shall also use commercially reasonable efforts to: (a) modify the allegedly infringing Work Product, the Services, Analytics Models, RA Data or UPMC Improvements to make it non-infringing, (b) procure a license from the third party claiming infringement to permit Evolent to continue to use the Work Product, Services, Analytics Models, RA Data or UPMC Improvements, or (c) provide Evolent with functionally equivalent and non-infringing new Work Product, Services, Analytics Models, RA Data, or UPMC Improvements. THIS SECTION 9.1.1 SETS FORTH UPMC’S SOLE AND EXCLUSIVE LIABILITY, AND EVOLENT’S SOLE AND EXCLUSIVE REMEDY FOR ALLEGATIONS OR CLAIMS OF INFRINGEMENT OF THIRD PARTY RIGHTS OF ANY KIND ASSERTED AGAINST EVOLENT, ITS AFFILIATES (OTHER THAN UPMC), CUSTOMERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES.

9.1.2 Evolent’s IP Indemnification. Evolent shall defend, indemnify and hold harmless UPMC and its Affiliates, customers, and their respective officers, directors, and employees from and against any Losses resulting from a claim that the Improvements licensed to UPMC from Evolent under this Agreement infringes or misappropriates a third party’s intellectual property rights. Evolent shall also use commercially reasonable efforts to: (a) modify the allegedly infringing Improvement to make it non-infringing, (b) procure a license from the third party claiming infringement to permit UPMC to continue to use the Improvement, or (c) provide UPMC with functionally equivalent and non-infringing new Improvements. THIS SECTION 9.1.2 SETS FORTH EVOLENT’S SOLE AND EXCLUSIVE LIABILITY, AND UPMC’S SOLE AND EXCLUSIVE REMEDY FOR

ALLEGATIONS OR CLAIMS INFRINGEMENT OF THIRD PARTY RIGHTS OF ANY KIND ASSERTED AGAINST UPMC, ITS AFFILIATES (OTHER THAN EVOLENT), CUSTOMERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES.

9.1.3 Exclusions from Obligation. Neither UPMC nor Evolent shall be obligated to indemnify, defend or hold harmless the other for infringement or misappropriation claims to the extent such claims arise out of (a) changes, revisions, enhancements, modifications, improvement, code, business method or process contributed to the subject IP made by the Party seeking indemnification; (b) use by Evolent of any of the Licensed IP in a manner other than as contemplated by the Parties under this Agreement; (c) use by UPMC of Evolent Improvements in a manner other than as contemplated by the Parties under this Agreement. Without limiting the foregoing, with respect to Work Product, UPMC shall not be obligated to indemnify, defend or hold harmless Evolent for infringement or misappropriation claims to the extent such claims arise out of (d) software, portions or components thereof supplied by Evolent as the basis for, or inclusion in, Work Product (unless such software, portions or components were specified by UPMC for inclusion); (e) Work Product, portions or components thereof made in accordance to Evolent specifications, requirements or direction; and (f) methods, processes or techniques provided by, or included at the direction of, Evolent.

9.2 General Indemnification:

9.2.1 UPMC’s Indemnification. UPMC hereby agrees to indemnify, defend, and hold Evolent and its Affiliates (other than UPMC), and all of their respective directors, officers, members, managers, partners, employees, agents, successors and assigns, harmless from and against any Losses arising from or related to: (a) the material breach of this Agreement, including any or all SOWs, by UPMC or its personnel (including contractors); (b) breach of any of UPMC’s representations, warranties, and covenants in this Agreement; or (c) negligence or willful misconduct by UPMC or its personnel (including contractors).

9.2.2 Evolent’s Indemnification. Evolent hereby agrees to indemnify, defend, and hold UPMC and its Affiliates (other than Evolent), and all of their respective directors, officers, members, managers, partners, employees, agents, successors and assigns, harmless from and against any Losses arising from or related to: (a) the material breach of this Agreement, including any or all SOWs, by Evolent or its personnel (including contractors); (b) breach of any of Evolent’s warranties in this Agreement; or (c) negligence or willful misconduct by Evolent or its personnel (including contractors).

9.3 Indemnification Procedure:

9.3.1 Notice of Claim. Any Party seeking indemnification hereunder (the “Indemnitee”) shall notify the Party liable for such indemnification (each an “Indemnitor”) in writing of any event, omission or occurrence that the Indemnitee has determined has given or could give rise to Losses that are indemnifiable hereunder (such written notice being hereinafter referred to as a “Notice of Claims”). Such Notice of Claims shall be given promptly after the Indemnitee becomes aware of its own claim or that of a third party; provided that the failure of any Indemnitee to give notice as provided in this Section 9.3.1 shall not relieve the Indemnitor of its obligations under this Section 9. A Notice of Claims shall specify in reasonable detail the nature and any particulars of the event, omission, or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within thirty (30) days of its receipt of a Notice of Claims; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 9.3.2, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

9.3.2 Process. With respect to any third party claim, demand, suit, action, or proceeding that is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest, or otherwise protect against any such claim, demand, suit, action, or proceeding with legal counsel of its own selection (and reasonably acceptable to the Indemnitee). The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action, or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit, or action or any compromise or settlement thereof. The Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to any such third party claim, demand, suit, action or proceeding without the prior written consent of the Indemnitee, which will not be unreasonably withheld, and provided that no settlement shall require the Indemnitee to admit liability, or perform or become subject to additional obligations thereunder.

10. LIMITS OF LIABILITY. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS FOR INFRINGEMENT UNDER SECTION 9.1, OR BREACH BY EITHER PARTY OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION UNDER SECTION 7, NEITHER EVOLENT NOR UPMC SHALL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES INCLUDE, ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR AMOUNTS INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF INCOME, PROFITS, OR SAVINGS, LOSS OF DATA, OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, ARISING OUT OF OR RELATING TO ITS PERFORMANCE UNDER THIS AGREEMENT UNDER ANY CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS FOR INFRINGEMENT UNDER SECTION 9, OR BREACH BY EITHER PARTY OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION UNDER SECTION 7, NEITHER PARTY’S LIABILITY HEREUNDER SHALL EXCEED USD $5,000,000.00.

11. TERMINATION.

11.1 Termination of SOW for Cause: Either Party shall have the right to terminate a Statement of Work entered pursuant to Section 5 in the event the other Party materially violates a material provision of the SOW and such violation is not cured or cannot be cured within thirty (30) days after written notice of such material violation.

11.2 Termination for Cause: In the event of Evolent’s material breach of its obligations hereunder, UPMC may terminate Evolent’s access to UPMC Services under Sections 3.2.3 and 5 to the extent Evolent does not cure any such curable breach to UPMC’s reasonable satisfaction prior the expiration of a sixty (60) day period following notice of breach from UPMC. For the sake of clarity, termination for cause under this Section 11.2 does not affect the licenses granted hereunder which shall survive pursuant to Section 11.3 below.

11.3 Survival: The rights and obligations contained in Sections 1, 3.1, 3.2, 3.3, 3.4, 3.5, 4, 6.1, 6.2, 6.3 (with respect to UPMC’s ownership of and obligations regarding UPMC Improvements, and licenses granted prior to Effective Date), 6.4, 6.5, 7, 8.5, 10, 11.3, and 13 shall survive any termination or expiration of this Agreement.

12. ESCALATION; DISPUTE RESOLUTION. Subject to the terms of Section 12.5, the procedures of this Section 12 will control the resolution of any and all disputes between the Parties including, without limitation, any dispute relating to disputed monies owing or breach of warranty (each, a “Dispute”). The Parties will seek to resolve each Dispute as follows:

12.1 First Level Performance Review: Each Party’s Relationship Manager will meet as often as will reasonably be required by either Party to review the performance of either Party under this Agreement and to resolve the Dispute. If these representatives are unable to resolve the Dispute within ten (10) business days after the initial request for a meeting, then the Parties will submit the Dispute to an executive level performance review as provided in Section 12.2 below.

12.2 Executive Level Performance Review: Face-to-face negotiations will be conducted by a senior executive officer of each Party (or such other executive as a Party may designate). If these representatives are unable to resolve the Dispute within five (5) business days after the Parties have commenced negotiations or ten (10) business days have passed since the initial request for a meeting at this level, then the Parties may jointly engage the services of a third-party mediator.

12.3 Arbitration: If the Parties are unable to resolve the Dispute through the alternative mechanisms described above, the Parties shall submit the Dispute for resolution through binding arbitration, except as otherwise provided in Section 12.5. The Parties agree and consent to such arbitration proceeding taking place in Wilmington, Delaware, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The Parties shall be permitted at least six 6 months from the date of the filing of the Arbitration Demand to conduct discovery. The arbitration proceedings shall be conducted by a panel of three (3) impartial arbitrators, with each Party selecting one of the impartial arbitrators and those two arbitrators then selecting the third impartial arbitrator, all such selections to be made through the procedures of the American Arbitration Association. At least one arbitrator must be an attorney licensed under the laws of Pennsylvania and at least one arbitrator (may be the same person as the Pennsylvania attorney) must have direct and substantial experience in the industry pertinent to the subject matter of the Dispute. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, in rendering its decision, the arbitrators shall be bound by the laws of the Commonwealth of Pennsylvania (without regard to its conflicts of laws provisions) and by the terms and conditions of this Agreement setting forth the rights and responsibilities of the Parties. The decision of the arbitration panel shall be accompanied by a written opinion setting forth the factual and legal bases for the award. The arbitrators shall issue the such written decision within thirty (30) days of the conclusion of the arbitration hearing. The arbitrators appointed hereunder shall not have the power to award punitive damages. Service of a petition to confirm the arbitration award may be made by United States mail, postage prepaid, or by any regularly conducted commercial express mail service, to the attorney for the Party or, if not so represented, to the Party at the address set forth herein, or to the Party’s last known business address. The prevailing Party in any action related to or arising under this Agreement shall be entitled to reasonable attorneys’ fees and costs.

12.3.1 For any Dispute in which the amount in controversy is at least USD$1,000,000.00, the following additional procedures apply:

(a) a certified court reporter shall transcribe the arbitration hearings. The Parties initially split the cost of the reporter, but such costs shall ultimately be awarded to the Party prevailing in the arbitration proceeding; and

(b) either Party may take an appeal from the final decision by making a written demand within twenty (20) days of the award.

12.3.2 Any such appeal shall be conducted as follows:

(a) such appeals are limited to issues of law (i.e., the original award) (1) contains material errors of law such that the original award is not founded on any appropriate legal basis; or (2) is based on factual findings clearly unsupported by the record; or (3) the original award is subject to one or more grounds set forth in Section 10 of the Federal Arbitration Act or 42 Pa. C.S.A. §7341 for vacating an award;

(b) the person hearing the appeal shall be a former federal judge mutually agreed to by the parties or selected through the procedures of the American Arbitration Association. The former judge shall act as the appellate arbitrator;

(c) the submissions on appeal are limited to (1) the record of the arbitration, (2) a 30-page brief by the appellant, (3) a 30-page brief by the appellee, and (4) a 10-page response by the appellant. The appellate arbitrator will set the dates for submission of the briefs. Oral argument may be heard at the discretion of the appellate arbitrator;

(d) the appellate arbitrator shall render a written decision within 60 days of the final submission;

(e) during the pendency of the arbitration appeal, the Parties agree to suspend any running of the time to seek enforcement of the original award. The Parties also agree to waive any appeal to state or federal courts based on the grounds set forth in Section 10 of the Federal Arbitration Act for vacating an award and 42 Pa. C.S.A. § 7341;

(f) the appellate arbitrator must award costs and attorneys fees to the prevailing Party; and

(g) the decision of the appellate arbitrator shall be final.

12.4 Continued Performance: Each Party acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of the other Party. Accordingly, in the event of a Dispute, each Party shall continue to so perform all of its obligations under this Agreement, in good faith during the resolution of such Dispute unless and until (a) authority to stop doing so is granted or conferred by a court of competent jurisdiction or (b) this Agreement is terminated in accordance with the provisions hereof.

12.5 Equitable Relief: Notwithstanding anything contained in this Agreement to the contrary, the Parties will be entitled to seek injunctive relief, specific performance or other equitable relief whenever the facts or circumstances would permit a Party to seek equitable relief in a court of competent jurisdiction.

13. MISCELLANEOUS PROVISIONS.

13.1 Good Faith and Mutual Agreement: Unless otherwise expressly stated in such provision, if a provision in this Agreement or any SOW calls for the consent of a Party or the mutual agreement of the Parties, the Parties agree that each will act in good faith, will not unreasonably withhold their consent and that deference shall be given to the other Party’s reasonable business requirements, and the requirements of the Parties’ respective regulators and internal controls procedures.

13.2 Independent Contractor: The relationship of UPMC to Evolent shall at all times be that of an independent contractor. Nothing in this Agreement shall be construed to create any partnership, association, joint venture, or employment between the Parties. Each Party shall have the sole and exclusive control over the labor and employee relations policies and policies relating to wages, hours, working conditions, benefits, or other conditions of its personnel and shall be responsible and liable for the acts and omissions of its employees, agents and contractors.

13.3 Assignability: Evolent has entered into this Agreement because of the expertise of UPMC, and UPMC understands that the Services are personal to UPMC, and may not be assigned to any other company, partnership, or individual other than a UPMC Affiliate without the express written consent of Evolent; provided, however, no consent shall be required if assignment is made in connection with a sale of all or substantially all of UPMC’s assets, in connection with a merger, or a Change of Control. Evolent may assign all, but not less than all, of this Agreement (including all, but not less than all, of the licenses granted pursuant to this Agreement) to any Affiliate of Evolent as part of an internal reorganization or in connection with a sale of substantially all of its assets or stock, or in connection with a merger or Change of Control.

13.4 Governing Law and Jurisdiction: This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to that state or any other state’s conflicts of law rules. Each Party irrevocably consents to the personal jurisdiction of the state and federal courts located in Wilmington, Delaware for any suit or action arising from or related to this Agreement.

13.5 Force Majeure: Neither Party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or any other cause beyond the control of such Party provided that such Party gives the other Party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its commercially reasonable efforts to cure any such breach.

13.6 Entire Agreement: This Agreement and its exhibits, schedules, and attachments constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior written or oral representations with respect to the subject matter hereof. For the avoidance of doubt, this Agreement restates in its entirety the Original IP License and, upon the execution of this Agreement, the Original IP License is hereby no longer of any force or effect. This Agreement may not be modified, amended, or otherwise changed in any manner except by a written instrument executed by the Party against whom enforcement is sought.

13.7 Cumulative Remedies: Except as expressly provided in this Agreement, (a) remedies for breach are cumulative and may be exercised separately or concurrently, (b) the exercise of one remedy is not an election of that remedy to the exclusion of others, and (c) the provision for any remedy in this Agreement shall not affect remedies otherwise available at law or in equity.

13.8 No Third Party Beneficiaries: The Parties do not intend that this Agreement creates any right or cause of action in or on behalf of any person or entity other than Evolent and UPMC.

13.9 Headings: Section headings have been included in this Agreement merely for convenience of reference. They are not to be considered part of, or to be used in interpreting this Agreement.

13.10 Binding Effect: The covenants and conditions contained herein will apply to and bind the successors, representatives, and permitted assigns of the Parties.

13.11 Expenses: Each Party shall be responsible for its own legal, accounting and other transaction costs relating to the transactions contemplated in this Agreement.

13.12 Notices: All notices required to be given hereunder shall be in writing and given hereunder, as elected by the Party giving notice, as follows: (a) by personal delivery, (b)

sent by overnight courier with confirmation of receipt, or (c) dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the Parties as follows.

If to Evolent:	800 N. Glebe Road, Suite 500
Arlington, VA 22203
Attention: President

Morgan Lewis & Bockius, LLP
225 Franklin Street
Boston, MA 02110
Attention: Mark B. Stein, Esq.
Fax No.: (617) 341-7701

If to UPMC:	UPMC Insurance Services Division
Two Chatham Center, Suite 1100
112 Washington Place
Pittsburgh, PA 15219
Attention: Chief Executive Officer
Chief Legal Officer
Fax No: (412) 454-5665
With a copy to:

Cohen & Grigsby, P.C.
625 Liberty Avenue
Pittsburgh, PA 15222-3152
Attention: David J. Kalson, Esq.
Fax: (412) 209-1824

Notice shall be deemed given (a) on the date of receipt if delivered personally; (b) on the business day following delivery of such notice to the overnight courier; or (c) three (3) business days after deposit in the mail in accordance with the foregoing. Either Party may change the address to which to send notices by notifying the other Party of such change of address in writing in accordance with the foregoing.

13.13 Press Releases: No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by UPMC or Evolent without the prior written consent of both Parties; provided, however, that nothing herein shall prevent a Party from supplying such information or making statements as required by governmental authority or in order for a Party to satisfy its or his legal obligations (prompt notice of which shall in any such case be given to the other Party).

13.14 Use of Trademarks: Except as otherwise provided in this Section 13.14, neither Party shall have the right to use the other Party’s Trademarks for any purpose, except upon the other Party’s prior written consent. To the extent that the use of UPMC’s and/or Evolent’s Trademarks, as applicable, are reasonably necessary for the effective marketing and promotion by Evolent and UPMC of the products and services contemplated under this Agreement and in the related Service Agreements (including that certain Second Amended and Restated Reseller, Services and Non-Competition Agreement Between UPMC Health Plan and Evolent entered into by the Parties contemporaneously with this Agreement (“UPMC Second Amended and Restated Reseller Agreement”), each Party shall grant to the other Party a nonexclusive, royalty-free, non-assignable license, throughout the Term, and in the manner set forth in the respective Service Agreements, to use certain of the other Party’s Trademarks, as applicable, and subject to each Party complying with the other Party’s trademark use guidelines for such Party’s Trademarks and such other trademark license terms and conditions as may be imposed by the licensor and otherwise mutually agreed upon between the parties. For the avoidance of doubt, nothing in this Section 13.14 or Section 13.13 shall be construed to preclude Evolent from making statements or other representations (in any format, including electronic) to its customers and prospective customers in the ordinary course of its business operations (including in connection with its promotional and sales activities as contemplated under the UPMC Second Amended and Restated Reseller Agreement), that Evolent’s products and services are based upon or make use of the Licensed IP provided by UPMC, in a manner consistent with this Agreement and applicable laws.

13.15 Severability: Any terms or provisions of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair, or invalidate any other term or provision herein and such remaining terms and provisions shall remain in full force and effect provided that its general purposes are still reasonably capable of being effected. All such terms or provisions which are determined by a court of competent jurisdiction or other dispute resolution proceeding to be invalid, void or illegal shall be construed and limited so as to allow the maximum effect permissible by law.

13.16 Waiver: The waiver by either Party to this Agreement of any one or more defaults, if any, on the part of the other, shall not be construed to operate as a waiver of any other or future defaults under the same or different terms, conditions or covenants contained in this Agreement.

13.17 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement binding all of the Parties hereto, notwithstanding both of the Parties are not signatory to the original or the same counterpart. Signatures sent by facsimile or electronic transmission shall be deemed to be originals for all purposes of this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

EVOLENT HEALTH, INC.		UPMC

/s/ Frank Williams
By:	Frank Williams	By:
Its:	CEO	Its:

[Signature Page to Amended and Restated Intellectual Property License and Development Services Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

EVOLENT HEALTH, INC.	UPMC

/s/ Diane P. Holder
By:	By:	Diane P. Holder
Its:	Its:	President & CEO

[Signature Page to Amended and Restated Intellectual Property License and Development Services Agreement]

LIST OF SCHEDULES

Schedules

Schedule 1: Analytic Models

Schedule 2: RA Data

Schedule 3: Pricing Structure

Schedule 4: Trademarks

Schedule 1

Analytic Models

As of the Effective Date of this Amended and Restated Intellectual Property License and Development Services Agreement, UPMC’s obligations to provide Analytic Models as identified in the Original IP License have been satisfied.

Schedule 2

RA Data

As of the Effective Date of this Amended and Restated Intellectual Property License and Development Services Agreement, except for the Pharmacy IP identified on the attached UPMC IP Pharmacy Transfer Plan, which is to be provided to Evolent as provided therein, UPMC’s obligations to provide RA Data as identified in the Original IP License have been satisfied.

Schedule 3

Pricing Structure

In the event that Evolent seeks support from UPMC in creating or running Analytics Models, Evolent will pay UPMC according to the below fee structure.

•	A service contract between Evolent and UPMC will govern payments for any custom work that must be completed for Evolent as follows:

¡	Custom models created specifically for Evolent will be reimbursed at [***] – not to exceed the fully loaded cost of relevant analytics group employee time by more than [***]

¡	Tuning of already created models specifically for Evolent will be reimbursed at [***] – not to exceed the fully loaded cost of relevant analytics group employee time by more than [***]

¡	Ongoing monthly processing of models specifically for Evolent will be reimbursed at [***] – not to exceed the fully loaded cost of relevant analytics and It group employee time by more than [***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4

Trademarks

NONE

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